Exhibit 99.1

O2TODAY and SINTX Technologies Enter Commercialization Agreement to Fight COVID-19

(Caption: O2TODAY and SINTX executives signed an agreement to commercialize a “catch-and-kill” mask that will inactivate COVID-19 and other respiratory viruses.)

SALT LAKE CITY, UT, February 25, 2021 (GLOBE NEWSWIRE) – O2TODAY (“O2TODAY”), a mask company that develops, manufactures and commercializes face masks for medical and non-medical uses, and SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”) (www.sintx.com), an original equipment manufacturer (OEM) of silicon nitride ceramics, announced today they have entered into a worldwide exclusive licensing agreement.

O2TODAY expects to release their first consumer mask integrated with SINTX’s silicon nitride during 2021. The mask will inactivate pathogens in the fabric itself, therefore reducing the spread of viral diseases and effectively fighting against COVID-19. Since the outbreak of COVID-19, SINTX Technologies has been testing the antiviral properties of silicon nitride for use in antipathogenic applications. Rigorous safety, efficacy, and wearability tests are currently underway.

O2TODAY and SINTX entered a collaboration during 2020 shortly after the COVID-19 pandemic was underway. The newly announced and signed Technology License Agreement is a 2-year engagement, with an option for extension. The agreement includes a license fee, a commercial agreement on silicon nitride sales, and royalties based upon product sales of the masks and filters.

“We are thrilled to enter this agreement with SINTX Technologies, a company that has a remarkable history of conducting the science and developing products based on silicon nitride and its various formulations,” said Bruce Lorange, CEO of O2TODAY. “We are passionate about respiratory health, and have been an innovator in the design, and manufacturing of protective face wear that reduces exposure to airborne threats since 2015. We believe that this agreement will position O2TODAY as a market leader in the next generation of face masks to combat COVID-19 and other air-borne ailments caused by viruses and bacteria.”

“The development of a catch-and-kill mask containing SINTX’s silicon nitride is an important step towards offering viral protection to healthcare professionals and the general public,” said Dr. Sonny Bal, CEO and President of SINTX Technologies. “Given the effectiveness of silicon nitride in inactivating pathogens, there is an opportunity to turn what has been single-use masks into a reusable PPE, thereby extending their life for healthcare workers and essential personnel.”

O2TODAY products are distributed through airport and travel retailers, direct-to-consumer, enterprise, and healthcare channels. COVID-19 has boosted the market demand for respiratory and surgical masks with overall shipments estimated to reach over 10 billion units by 2025. Beyond COVID-19, there is a global need for respiratory hygiene, and the global reusable mask market is expected to continue growing. In addition to disease-causing viruses and bacteria, particulate pollution, dust, and smoke, and respiratory diseases are a reality in many countries, including the U.S.

To control the supply chain from raw material to finished goods, and to meet the global demand for face masks driven by COVID-19, O2TODAY established a new production facility in Salt Lake City, close to SINTX’s manufacturing plant. O2TODAY produces a range of products including surgical and N95 health care respirator masks, as well as replacement filters for its line of reusable face masks.

About O2TODAY

O2TODAY (www.O2TODAY.com) is a privately-held company with its headquarters located in Salt Lake City, Utah. Even before the COVID-19 pandemic, O2TODAY designed and manufactured its proprietary face mask technology that helps reduce exposure to health threats resulting from respiratory droplets, pathogens, allergens, dust, wildfire haze, and other forms of PM 2.5 particulate pollution. As a member of 1% For The Planet, O2TODAY supports organizations driving initiatives to combat air pollution, the leading environmental health threat on the planet, and promoting public health through education of the medical risks resulting from harmful air quality.

For more information on O2TODAY or its products, please visit www.O2TODAY.com.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride powders and components in its FDA registered and ISO 13485:2016 certified manufacturing facility.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

SINTX Technologies: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things, SINTX’s ability to complete its obligations under the agreement; the collaboration with O2TODAY may not result in the development of any products; that SINTX has not as yet developed any products with antiviral properties which incorporate the use of silicon nitride; products developed under the joint development agreement may not be effective against the SARS-CoV-2 virus; incorporation of silicon nitride into personal protective equipment may not be safe or effective; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise additional funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 26, 2020, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business Inquiries for SINTX:
SINTX Technologies
801.839.3502
IR@sintx.com

Media Inquiries for SINTX:
Amanda Barry
Associate Director, Content and PR
The Summit Group

abarry@summitslc.com

Business Inquiries for O2TODAY:
O2TODAY
info@o2today.com